Sino Gas International Holdings, Inc. Announces Receipt of Renewed “Going Private” Proposal at $0.50 Per Share

BEIJING and SALT LAKE CITY, December 8, 2013 – Sino Gas International Holdings, Inc. (“Sino Gas” or the “Company”), a holding company that is engaged in the development of natural gas distribution systems and the distribution, of natural gas to residential and industrial customers in small- and medium-sized cities in the People’s Republic of China, today announced that a Special Committee comprised of independent directors (the “Special Committee”) of the Company’s Board of Directors (the “Board”) has received a renewed, non-binding proposal letter (the “Renewed Proposal”) dated December 8, 2013 from Mr. Yuchuan Liu (“Mr. Liu”), the Company’s Chairman and Chief Executive Officer and President, and an affiliate of Morgan Stanley Private Equity Asia, the private equity arm of Morgan Stanley (“MSPEA”), to acquire all of the outstanding shares of common stock of the Company not currently owned by Mr. Liu (and possibly other rollover shareholders) (the “Shares”) in a going private transaction for $0.50in cash per Share (the “Acquisition”), subject to certain conditions.

Reference is made to that Proposal Letter, dated and delivered to the Board by Mr. Liu on April 28, 2012, in which Mr. Liu submitted a non-binding proposal to acquire all of the outstanding shares of the Company not owned by Mr. Liu in a going private transaction at US$0.48 in cash per share(the “Original Proposal”). Through the Renewed Proposal, Mr. Liu and MSPEA reaffirm and supplement the Original Proposal and together intend to effect the Acquisition.

According to the Renewed Proposal the Acquisition is proposed to be financed through equity capital and Mr. Liu and certain of the Company’s management and affiliates intend to exchange all or part of their equity interests in the Company into equity securities in the post-Acquisition company.

The Board formed a Special Committee to consider the Original Proposal. The Special Committee will be responsible for evaluating the Renewed Proposal. The Board cautions the Company’s shareholders and others considering trading in the Company’s securities that the Special Committee has just received the Renewed Proposal and that no decisions have been made by the Special Committee with respect to the Company’s response to the Renewed Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

About Sino Gas International Holdings, Inc.

The Company, is a leading developer of natural gas distribution systems in small and medium size cities in China, as well as a distributor of natural gas to residential, commercial and industrial customers in China. The Company owns and operates natural gas distribution systems in Beijing, Hebei, Jilin, Jiangsu, and Yunnan Provinces. The Company's website is: http://www.sino-gas.com

Forward-Looking Safe Harbor Statement
Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital and economic conditions generally. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC"). These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.

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